Exhibit 99.2

MEDICUS PHARMA LTD. ANNOUNCES CLOSING OF $7.0 MILLION PUBLIC
OFFERING

Philadelphia, PA - June 2, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) (the "Company") today announced the closing of its previously announced public offering of 2,260,000 units, on a "best-efforts" basis, at a price of $3.10 per unit. Each unit consisted of one common share of the Company and one warrant to purchase one common share. The warrants have an exercise price of $3.10 per share and will expire 5 years from the date of issuance.

Maxim Group LLC acted as the lead placement agent for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC and D. Boral Capital acted as co-placement agents for the offering.

The common shares are listed on The Nasdaq Capital Market under the symbol "MDCX". The warrants will not trade on any securities exchange.

The Company intends to use any net proceeds from the offering to fund its Phase 2 proof of concept clinical trial for treatment of basal cell carcinoma using its doxorubicin tip loaded dissolvable microarray needle skinpatch. The Company may also use the net proceeds of the offering to expand its exploratory phase 2 clinical trial to a pivotal trial and/or to expand its trials to cover other non-melanoma skin diseases. The Company will use any remaining net proceeds for general corporate purposes and working capital.

This offering was made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

For further information contact:

Carolyn Bonner, President

(610) 636-0184

cbonner@medicuspharma.com

Anna Baran-Djokovic, SVP Investor Relations
(305) 615-9162
adjokovic@medicuspharma.com

About Medicus Pharma Ltd:

Medicus Pharma Ltd. (NASDAQ: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using patented dissolvable microneedle patch to deliver chemotherapeutic agent to eradicate tumors cells. The Company has completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company is currently conducting a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003) in United States and Europe. The Company has also commenced a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-004) in UAE.

In April 2025, the Company also announced entering into a binding letter of intent to acquire Antev Ltd. ("Antev"), a UK-based late clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention (AURr) episodes due to enlarged prostate. The transaction with Antev is subject to the completion of satisfactory due diligence by Medicus, negotiation of definitive agreements, obtaining applicable corporate, regulatory and other third-party approvals and the fulfillment of customary closing conditions. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transactions will be consummated on the terms or timeframe currently contemplated, or at all.

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the Company's expected use of the net proceeds of the offering, the Company's development of Skinject, including current future studies in respect thereof, the potential Antev transaction, including the entry into a definitive agreement in respect of the Antev transaction, the closing of the transaction or the timing thereof, the potential benefits of the Antev transaction, if consummated, including plans and expectations concerning, and future outcomes relating to, the development, advancement and commercialization of Teverelix. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions.

These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's public filings on EDGAR and SEDAR+, which may impact, among other things, the trading price and liquidity of the Company's common shares. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof, and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Readers are cautioned that the foregoing list is not exhaustive and readers are encouraged to review the Company's long form prospectus accessible on the Company's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.